Black Diamond Reports First Quarter 2014 Results

- Q1 Sales up 7% to a Record $54.5 Million; Gross Margin up 70 Basis Points to 38.4% -

SALT LAKE CITY, Utah – May 5, 2014 – Black Diamond, Inc. (NASDAQ: BDE) (the “Company” or “Black Diamond”), a leading global supplier of innovative active outdoor performance equipment and apparel, reported financial results for the first quarter ended March 31, 2014.

First Quarter 2014 Financial Summary

•	Total sales up 7% to $54.5 million

•	Gross margin up 70 basis points to 38.4%

•	Adjusted net loss before non-cash items of $0.5 million, or $(0.02) per diluted share

First Quarter 2014 Financial Results

Total sales in the first quarter of 2014 increased 7% to $54.5 million compared to $51.0 million in the first quarter of 2013. The increase was primarily attributed to the retail launch of Black Diamond spring apparel and strong growth from POC ski product.

Gross margin in the first quarter of 2014 increased 70 basis points to 38.4% compared to 37.7% in the year-ago quarter. The increase was primarily due to a favorable product and geographic mix and contribution from higher margin products by POC, PIEPS and Black Diamond apparel, partially offset by an 80 basis point impact from foreign exchange fluctuations.

Selling, general and administrative expenses in the first quarter increased 8% to $22.6 million compared to $20.9 million in the year-ago quarter, primarily driven by further investment in Black Diamond apparel and POC.

Net loss in the first quarter of 2014 improved to $1.3 million, or $(0.04) per diluted share, compared to a net loss of $3.0 million, or $(0.10) per diluted share, in the year-ago quarter.

Net loss in the first quarter of 2014 included $0.5 million of non-cash items and $0.3 million in transaction-related costs compared to $2.4 million of non-cash items, $0.2 million in restructuring costs, $0.1 million in transaction costs and $0.1 million in merger and integration costs in the year-ago quarter. Excluding these items, adjusted net loss before non-cash items in the first quarter of 2014 was $0.5 million, or $(0.02) per diluted share, compared to a net loss of $0.3 million, or $(0.01) per diluted share, in the first quarter of 2013.

At March 31, 2014, cash totaled $4.4 million compared to $4.1 million at March 31, 2013. Total debt was $45.4 million at March 31, 2014, which included $17.5 million outstanding on the Company’s $30.0 million line of credit, leaving $12.5 million available. This compares to total debt of $41.5 million at March 31, 2013.

Management Commentary

“Black Diamond’s first quarter results are a reflection of our product variety and seasonal diversity, as well as our global distribution platform,” said Peter Metcalf, president and CEO of Black Diamond. “In spite of some extreme dry weather conditions in different parts of the world, our first quarter sales increased more than 8% in constant currency and approximately 7% in real terms. Black Diamond also grew in all of our major geographies.”

“The majority of our spring 2014 apparel line was shipped in the first quarter,” continued Metcalf. “Sell-through is both on track with our internal plan and based upon selected retailer response, the line is trending ahead of our fall 2014 launch. Early retail and trade feedback for POC’s road bike collection suggests it is well positioned for the core cyclist, and we expect the majority of the line to ship in the second quarter.

“We expect our strategic pivot to be largely complete by the end of 2014, positioning Black Diamond for faster growth and profitability and helping to further evolve our direct-to-consumer channel strategy. Therefore, we continue to expect double-digit sales growth during 2014.”

2014 Outlook

Black Diamond’s guidance for fiscal year 2014 remains on track with sales expected to be between $235 million and $240 million, which would represent an increase of approximately 16% to 18% from 2013. The Company also expects gross margin in 2014 to range between 39.5% and 40.5%. Black Diamond’s guidance for the first half of fiscal 2014 also remains on track with sales expected to range between $95 million and $100 million. For the second half of 2014, the Company expects total sales to range between $135 million and $145 million.

Net Operating Loss (NOL)

The Company estimates that it has available NOL carryforwards for U.S. federal income tax purposes of approximately $210.4 million. The Company’s common stock is subject to a Rights Agreement dated February 7, 2008, intended to assist in limiting the number of 5% or more owners and thus reduce the risk of a possible “change of ownership” under Section 382 of the Code. Any such “change of ownership” under these rules would limit or eliminate the ability of the Company to use its existing NOLs for federal income tax purposes. There is no guaranty, however, that the Rights Agreement will achieve the objective of preserving the value of the NOLs.

Black Diamond and KPMG, its independent accounting firm, are in the process of finalizing their review of the Company’s valuation allowance assigned to the Company’s NOL carryforwards. For this reason, this press release excludes the Company’s condensed consolidated balance sheets. Black Diamond anticipates filing its first quarter Form 10-Q on or before the filing deadline of Monday, May 12, 2014.

Conference Call

Black Diamond will hold a conference call today at 5:00 p.m. Eastern time to discuss its first quarter 2014 results.

The Company’s President and CEO Peter Metcalf and CFO Aaron Kuehne will host the conference call, followed by a question and answer period.

Date: Monday, May 5, 2014

Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

Dial-in number: 1-877-941-8416

International number: 1-480-629-9808

Conference ID: 4679012

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay at http://public.viavid.com/index.php?id=108700 and via the investor relations section of the Company’s website at www.blackdiamond-inc.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through May 19, 2014.

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay ID: 4679012

About Black Diamond, Inc.

Black Diamond, Inc. is a global leader in designing, manufacturing and marketing innovative active outdoor performance equipment and apparel for climbing, mountaineering, backpacking, skiing, cycling and a wide range of other year-round outdoor recreation activities. The Company's principal brands, Black Diamond®, Gregory™, POC™ and PIEPS™, are iconic in the active outdoor, ski and cycling industries and linked intrinsically with the modern history of these sports. Black Diamond is synonymous with performance, innovation, durability and safety that the outdoor and action sport communities rely on and embrace in their active lifestyle. Headquartered in Salt Lake City at the base of the Wasatch Mountains, the Company's products are created and tested on some of the best alpine peaks, slopes, crags, roads and trails in the world. These close connections to the Black Diamond lifestyle enhance the authenticity of the Company's brands, inspire product innovation and strengthen customer loyalty. Black Diamond's products are sold in approximately 50 countries around the world. For additional information, please visit the Company's websites at www.blackdiamond-inc.com, www.blackdiamondequipment.com, www.gregorypacks.com, www.pocsports.com or www.pieps.com.

Use of Non-GAAP Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). This press release contains the non-GAAP measures: (i) net (loss) income before non-cash items and related (loss) earnings per diluted share, and adjusted net (loss) income before non-cash items and related (loss) earnings per diluted share, and (ii) earnings before interest, taxes, other income, depreciation and amortization (“EBITDA”), and adjusted EBITDA. The Company also believes that the presentation of certain non-GAAP measures, i.e.: (i) net (loss) income before non-cash items and related (loss) earnings per diluted share, and adjusted net (loss) income before non-cash items and related (loss) earnings per diluted share, and (ii) EBITDA and adjusted EBITDA, provide useful information for the understanding of its ongoing operations and enables investors to focus on period-over-period operating performance, and thereby enhances the user's overall understanding of the Company's current financial performance relative to past performance and provides, to the nearest GAAP measures, a better baseline for modeling future earnings expectations. Non-GAAP measures are reconciled to comparable GAAP financial measures in the financial tables within this press release. The Company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the Company's reported GAAP results. Additionally, the Company notes that there can be no assurance that the above referenced non-GAAP financial measures are comparable to similarly titled financial measures used by other publicly traded companies.

Forward-Looking Statements

Please note that in this press release we may use words such as “appears,” “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions which constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to, the overall level of consumer spending on our products; general economic conditions and other factors affecting consumer confidence; disruption and volatility in the global capital and credit markets; the financial strength of the Company's customers; the Company's ability to implement its growth strategy, including its ability to organically grow each of its historical product lines, its new apparel line and its recently acquired businesses; the Company's ability to successfully integrate and grow acquisitions; the timing and results of the Company’s exploration of strategic alternatives to monetize its Gregory Mountain Products business; the Company’s exposure to product liability or product warranty claims and other loss contingencies; stability of the Company's manufacturing facilities and foreign suppliers; the Company's ability to protect trademarks and other intellectual property rights; fluctuations in the price, availability and quality of raw materials and contracted products; foreign currency fluctuations; our ability to utilize our net operating loss carryforwards; and legal, regulatory, political and economic risks in international markets. More information on potential factors that could affect the Company's financial results is included from time to time in the Company's public reports filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. All forward-looking statements included in this press release are based upon information available to the Company as of the date of this press release, and speak only as of the date hereof. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release.

BLACK DIAMOND, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	March 31, 2014	March 31, 2013

Sales
Domestic sales	$20,698	$20,110
International sales	33,841	30,890
Total sales	54,539	51,000

Cost of goods sold	33,614	31,784
Gross profit	20,925	19,216

Operating expenses
Selling, general and administrative	22,632	20,878
Restructuring charge	-	175
Merger and integration	-	143
Transaction costs	355	54

Total operating expenses	22,987	21,250

Operating loss	(2,062)	(2,034)

Other expense
Interest expense, net	(895)	(826)
Other, net	(147)	(395)

Total other expense, net	(1,042)	(1,221)

Loss before income tax	(3,104)	(3,255)
Income tax benefit	(1,777)	(223)
Net loss	$(1,327)	$(3,032)

Loss per share:
Basic	$(0.04)	$(0.10)
Diluted	(0.04)	(0.10)

Weighted average shares outstanding:
Basic	32,474	31,764
Diluted	32,474	31,764

BLACK DIAMOND, INC.
RECONCILIATION FROM NET LOSS TO NET LOSS BEFORE NON-CASH ITEMS, ADJUSTED
NET LOSS BEFORE NON-CASH ITEMS AND RELATED EARNINGS PER DILUTED SHARE
(In thousands, except per share amounts)

	Three Months Ended
		Per Diluted		Per Diluted
	March 31, 2014	Share	March 31, 2013	Share

Net loss	$(1,327)	$(0.04)	$(3,032)	$(0.10)

Amortization of intangibles	903	0.03	900	0.03
Depreciation	1,051	0.03	1,032	0.03
Accretion of note discount	317	0.01	275	0.01
Stock-based compensation	219	0.01	370	0.01
Income tax benefit	(1,777)	(0.05)	(223)	(0.01)
Cash (paid) received for income taxes	(218)	(0.01)	37	0.00

Net loss before non-cash items	$(832)	$(0.03)	$(641)	$(0.02)

Restructuring charge	-	-	175	0.01
Merger and integration	-	-	143	0.00
Transaction costs	355	0.01	54	0.00
State cash taxes on adjustments	(11)	(0.00)	(11)	(0.00)
AMT cash taxes on adjustments	(7)	(0.00)	(7)	(0.00)

Adjusted net loss before non-cash items	$(495)	$(0.02)	$(287)	$(0.01)

BLACK DIAMOND, INC.

RECONCILIATION FROM NET LOSS TO EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORTIZATION (EBITDA), AND ADJUSTED EBITDA

(In thousands)

	Three Months Ended
	March 31, 2014	March 31, 2013

Net loss	$(1,327)	$(3,032)

Income tax benefit	(1,777)	(223)
Other, net	147	395
Interest expense, net	895	826

Operating loss	(2,062)	(2,034)

Depreciation	1,051	1,032
Amortization of intangibles	903	900

EBITDA	$(108)	$(102)

Restructuring charge	-	175
Merger and integration	-	143
Transaction costs	355	54
Stock-based compensation	219	370

Adjusted EBITDA	$466	$640

Company Contact:

Warren B. Kanders

Executive Chairman

Tel 1-203-428-2000

warren.kanders@bdel.com

or

Peter Metcalf

President & CEO

Tel 1-801-278-5552

peter.metcalf@bdel.com

Investor Relations:

Liolios Group, Inc.

Scott Liolios or Cody Slach

Tel 1-949-574-3860

BDE@liolios.com

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